Exhibit 10.30
409A Amendment
to the
Centra Bank, Inc.
Executive Salary Continuation Agreement for
E. Richard Hilleary
     Centra Bank, Inc. (“Bank”) and E. Richard Hilleary (“Executive”) originally entered into the Centra Bank, Inc. Executive Salary Continuation Agreement (“Agreement”) on September 7, 2005. Pursuant to Subparagraph XIII (C) of the Agreement, the Bank and the Executive hereby adopt this 409A Amendment, effective June 13, 2005.
RECITALS
     This Amendment is intended to bring the Agreement into compliance with the requirements of Internal Revenue Code Section 409A. Accordingly, the intent of the parties hereto is that the Agreement shall be operated and interpreted consistent with the requirements of Section 409A. Therefore, the following changes shall be made:
1.	Subparagraph IV (A), “Retirement Date”, shall be deleted in its entirety and replaced with the following Subparagraph IV (A):
     Retirement Date:
If the Executive remains in the continuous employ of the Bank, the Executive shall retire from active employment with the Bank on the later of the Executive’s sixty-fifth (65th) birthday or the date of Separation from Service.
2.	Subparagraph IV (E), “Termination of Employment”, shall be deleted in its entirety and replaced with the following Subparagraph IV (E):
     Termination of Employment:
Termination of Employment shall mean voluntary resignation of employment by the Executive or the Bank’s discharge of the Executive without cause prior to attaining age sixty-two (62).
3.	Subparagraph IV (G), “Change of Control”, shall be deleted in its entirety and replaced with the following Subparagraph IV (G):
     Change in Control:
“Change in Control” shall mean a change in ownership or control of the Bank or Centra Financial Holdings as defined in Treasury Regulation §1.409A-3(i)(5) or any subsequently applicable Treasury Regulation.
4.	The following provision regarding “Separation from Service” distributions shall be added as a new subparagraph (H) under Section IV, as follows:
     Separation from Service:
Notwithstanding anything to the contrary in this Agreement, to the extent that any benefit under this Agreement is payable upon a “Termination of Employment,” “Termination of Service,” or other event involving the Executive’s cessation of services, such payment(s) shall not be made unless such event constitutes a “Separation from Service” as defined in Treasury Regulations Section 1.409A-1(h).

5.	Subparagraph V (A), “Retirement Benefit”, shall be modified to delete the second paragraph.
6.	Subparagraph V (B), “Early Retirement Benefit”, shall be deleted in its entirety and replaced with the following Subparagraph V (B):
     Early Retirement Benefit:
Subject to Subparagraph IV (E), should the Executive elect Early Retirement or be discharged without cause by the Bank subsequent to attaining age sixty-two (62), the Executive shall be entitled to receive an Early Retirement Benefit payable from the accrued liability retirement account. Should the Executive retire at age sixty-two (62), the Bank shall pay the Executive an annual benefit equal to Twenty-Eight Thousand Twenty-Three and 00/100th Dollars ($28,023.00) in one hundred fifty-six (156) equal monthly installments (1/12th of the annual benefit). Should the Executive retire at age sixty-three (63), the Bank shall pay the Executive an annual benefit equal to Thirty Thousand Eight Hundred Ninety-Four and 00/100th Dollars ($30,894.00) in one hundred forty-four (144) equal monthly installments (1/12th of the annual benefit). Should the Executive retire at age sixty-four (64), the Bank shall pay the Executive an annual benefit equal to Thirty-Five Thousand Fifteen and 00/100th Dollars ($35,015.00) in one hundred thirty-two (132) equal monthly installments (12th of the annual benefit). Payment of said benefit shall commence thirty (30) days following the date of such early retirement. If, upon the death of the Executive, less than the full number of equal monthly installments, relative to the early retirement age hereinabove, has been paid, the remaining balance shall be paid in equal monthly installments, until the full number of installments, relative to the early retirement age hereinabove has been paid, to the individual or individuals the Executive may have designated in writing and filed with the Bank. In the absence of any effective beneficiary designation, any such amount becoming due and payable upon the death of the Executive shall be payable to the duly qualified executor or administrator of the Executive’s estate. Said payments due hereunder shall begin the first day of the second month following the decease of the Executive.
7.	Section IX, “Termination of Employment”, shall be deleted in its entirety and replaced with the following Section IX:
     TERMINATION OF EMPLOYMENT
Subject to Subparagraph IV (F), in the event that the employment of the Executive shall terminate prior to attaining age sixty-two (62), by the Executive’s voluntary action, or by the Executive’s discharge by the Bank without cause, then this Agreement shall terminate upon the date of such termination of employment and the Bank shall pay to the Executive an amount of money equal to the accrued balance of the Executive’s accrued liability retirement account on the date of said termination. This compensation shall be paid in one hundred twenty (120) equal monthly installments thirty (30) days following said termination of employment.
In the event the Executive’s death should occur after such termination but prior to the full number of installments having been paid provided for in this Section IX, the remaining installments shall be paid in equal monthly installments to such individual or individuals as the Executive may have designated in writing and filed with the Bank. In the absence of any effective beneficiary designation, any such amount shall be payable to the duly qualified executor or administrator of the Executive’s estate. Said payment due hereunder shall be made the first day of the second month following the decease of the Executive.
In the event the Executive should be discharged for cause at any time in accordance with Subparagraph IV (F) or should the Executive leave the Bank prior to three (3) full years of employment, from the Effective Date of this Agreement, in accordance with Section VIII (Vesting), this Agreement shall terminate and all benefits provided herein shall be forfeited by the Executive.

8.	Section XI, “Change of Control”, shall be deleted in its entirety and replaced with the following Section XI:
     CHANGE IN CONTROL
Upon a Change in Control as defined in Subparagraph IV (G), the Executive shall receive the benefits in Subparagraph V (A) herein upon attaining Normal Retirement Age (Subparagraph IV [B]) in the same form and with the same timing as described in Subparagraph V (A).
9.	A new Subparagraph XIII (J) shall be added as follows:
     Restriction on Timing of Distribution:
Notwithstanding any provision of this Agreement to the contrary, distributions under this Agreement may not commence earlier than six (6) months after the date of a Separation from Service (as described under the “Separation from Service” provision herein) if, pursuant to Internal Revenue Code Section 409A, the participant hereto is considered a “specified employee” (under Internal Revenue Code Section 416(i)) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise. In the event a distribution is delayed pursuant to this Section, the originally scheduled distribution shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.
10.	A new Subparagraph XIII (K) shall be added as follows:
     Certain Accelerated Payments:
The Bank may make any accelerated distribution permissible under Treasury Regulation 1.409A-3(j)(4) to the Executive of deferred amounts, provided that such distribution(s) meets the requirements of Section 1.409A-3(j)(4).
11.	A new Subparagraph XIII (L) shall be added as follows:
     Subsequent Changes to Time and Form of Payment:
The Bank may permit a subsequent change to the time and form of benefit distributions. Any such change shall be considered made only when it becomes irrevocable under the terms of the Agreement. Any change will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Plan Administrator, subject to the following rules:
(1)	the subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made;

(2)	the payment (except in the case of death, disability, or unforeseeable emergency) upon which the subsequent deferral election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and

(3)	in the case of a payment made at a specified time, the election must be made not less than twelve (12) months before the date the payment is scheduled to be paid.

Therefore, the foregoing changes are agreed to.

/s/ Douglas J. Leech, President and CEO		/s/ E. Richard Hilleary

For the Bank		E. Richard Hilleary

Date	December 24, 2008	Date	December 24, 2008

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